FOR IMMEDIATE RELEASE



For further information contact:
FLAG Financial Corporation - John S. Holle (706) 845-5005
Middle Georgia Bankshares, Inc. - J. Dan Speight, Jr. (912) 268-2056 Three Rivers Bancshares, Inc. - J. Preston Martin (912) 362-4483

          FLAG FINANCIAL CORPORATION AND THREE RIVERS BANCSHARES, INC.
               ANNOUNCE EXECUTION OF AGREEMENT AND PLAN OF MERGER


LaGrange, GA (February 18, 1998) - FLAG Financial Corporation, parent company of First Federal Savings Bank of LaGrange in LaGrange, Georgia, and Three Rivers Bancshares, Inc., parent company of Bank of Milan in Milan, Georgia, announced today the execution of a definitive agreement effective as of February 12, 1998 with respect to the combination of their two operations by means of a tax-free merger. As negotiated, under the terms of the definitive agreement, shareholders of Three Rivers will receive forty-eight shares of FLAG common stock for each share of Three Rivers outstanding, or a total of 398,400 shares of FLAG common stock. Based on a closing price of $20.75 for the shares of FLAG on February 11, 1998, this equates to a total purchase price of approximately $8.3 million. Since the announcement of the Letter of Intent with respect to the combination with Three Rivers on January 21, 1998, the terms of the transaction have been modified to eliminate the provision for certain stock options, to treat the combination as a pooling of interests rather than a purchase business combination, and to adjust the exchange ratio.

FLAG Financial had previously announced its combination with Middle Georgia Bankshares, Inc., parent company of Citizens Bank in Vienna, Georgia. Both combinations are projected to be completed during the first half of 1998, and both are expected to be accretive to FLAG's earnings for 1998. At the conclusion of both of these transactions, the total outstanding shares of FLAG will increase from approximately 2,037,000 to approximately 3,448,000.

On a combined pro forma basis with the combination with Middle Georgia and Three Rivers at December 31, 1997, FLAG would have had total assets of $410,765,095, deposits of $323,989,233, and loans of $280,445,750. Upon consummation of the combinations with Middle Georgia and Three Rivers, FLAG will have 13 banking offices in nine communities in Georgia, along with a full-service mortgage banking operation and a consumer-finance office.

Shares of FLAG  trade on the  NASDAQ  National  Market  System  under the symbol
"FLAG."